UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 15, 2011

American Scientific Resources, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	11919661	14-1820954
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1112 Weston Road, Unit 278
Weston, FL 33326
(Address of Principal Executive Offices)

(847) 386-1384
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 15, 2011, the board of directors (the “Board”) of American Scientific Resources, Incorporated.  (the “Company”), after consultation with Company management and the Company’s auditors, concluded that the Company’s financial statements for the interim period March 31, 2011, did not properly account for certain items and, as a result, should not be relied upon.  Following the guidance in the Financial Accounting Standards Board, Accounting Standards Codification No. 815-40 Derivatives and Hedging – Contracts in Entity’s Own Equity, the Company is required to restate its March 31, 2011, financial position and results of operations.  Details of the restatement are as follows:

On March 4, 2011, the Company granted an investor the right to convert $70,735 of principal and accrued interest related to certain 2007 subscription agreement debentures at $0.60 per share of common stock.  On March 31, 2011, the Company granted two additional investors the right to convert $42,383 of principal and accrued interest also related to certain 2007 subscription agreement debentures for $0.15 per share of common stock.  In its consolidated financial statements as of and for the three months ended March 31, 2011, the Company determined that it had not recorded the effect of the anti-dilution provisions related to the March 4, 2011, and March 31, 2011, conversions as adjustments to its derivative instruments.

In addition, the Company erroneously calculated the value of the charges for the reduction of the conversion prices related to March 4, 2011, and March 31, 2011, conversions to equity.

The effect of the above adjustments was included in the Company’s Form 10-Q for the June 30, 2011 interim period.

The Board has discussed the foregoing matters with the Company’s independent registered public accounting firm and has authorized and directed the officers of the Company to take the appropriate and necessary actions to restate its unaudited financial statements for the quarter ended March 31, 2011, by filing an amendment as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

Date: August 19, 2011	By:	/s/ Christopher F. Tirotta
Name: Christopher F. Tirotta
Title: Chief Executive Officer